Exhibit 99

Contact:	Claudia San Pedro
Vice President of Investor Relations and Treasurer
(405) 225-4846

SONIC PRICES $500 MILLION SECURITIZED SENIOR NOTES

OKLAHOMA CITY (May 13, 2011) – Sonic Corp. (NASDAQ: SONC), the nation’s largest chain of drive-in restaurants, today announced that certain of its subsidiaries have priced $500 million of Series 2011-1, Class A-2 Fixed Rate Senior Secured Notes (“Senior Notes”). The Senior Notes, which will be issued in a private securitized financing transaction, will have a fixed interest rate of 5.5%, an expected life of seven years and a final maturity date of 2041.

The net proceeds from the sale of the Senior Notes will be used to repay in full the Series 2006-1 Senior Notes, Class A-2, together with related prepayment premiums, fees and expenses. Sonic Corp. expects the offering to close on May 20, 2011.

The subsidiaries that issue the Senior Notes are indirect subsidiaries of Sonic Corp. that own substantially all of the Sonic system’s franchising assets and company drive-in real estate. The servicing and repayment of the Senior Notes will be made solely from the cash flows derived from these indirect subsidiaries’ assets. Neither Sonic Corp., the ultimate parent of each of the subsidiaries involved in the securitization, nor any other subsidiary of Sonic Corp., will be liable for any obligations under the Senior Notes.

The Senior Notes will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This is not an offer to sell or a solicitation of an offer to buy the Senior Notes.

About Sonic

Sonic, America’s Drive-In, originally started as a hamburger and root beer stand in 1953 in Shawnee, Okla., called Top Hat Drive-In, and then changed its name to Sonic in 1959. The first drive-in to adopt the Sonic name is still serving customers in Stillwater, Okla. Sonic has more than 3,500 drive-ins coast to coast, where approximately three million customers eat every day. For more information about Sonic Corp. and its subsidiaries, visit Sonic at www.sonicdrivein.com.

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements are detailed in the company’s annual and quarterly report filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

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